NAME OF REGISTRANT
Franklin Custodian Funds
File No. 811-00537

EXHIBIT ITEM No. 77M: Mergers

Pursuant to an Agreement of Merger between Franklin Custodian Funds, on behalf of Franklin Growth Fund ("Growth Fund") and Franklin Capital Growth Fund ("Capital Growth Fund"), the Growth Fund has acquired all of the property, assets and goodwill of Capital Growth Fund on May 6, 2009, in exchange solely for shares of common stock of Growth Fund and the distribution, pursuant to the Agreement of Merger, of Capital Growth Fund's shares of common stock to Growth Fund.